OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal Maryland office at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Charter of the Company is hereby amended by deleting the current Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

ARTICLE IV
CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  Prior to the increase, the aggregate par value of all said shares was Thirty Million Dollars ($30,000,000).

SECOND:  (a)          The total number of shares of all classes of stock of the Company heretofore authorized, and the number and par value of the shares of each class, were as follows:

Common Stock	Par Value
100,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

                      (b)      The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

Common Stock	Par Value
200,000,000	$.10 per share
Preferred Stock	Par Value
20,000,000	$1.00 per share

                      (c)       The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $30,000,000.  The aggregate par value of all shares of all classes of stock as increased by this amendment is $40,000,000.  This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $10,000,000.

THIRD:  The amendment to the Charter of the Company set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by the Maryland General Corporation Law.

FOURTH: The undersigned Chief Executive Officer of the Company acknowledges the Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 27th day of May, 2009.

ATTEST	OMEGA HEALTHCARE INVESTORS, INC.

By:/s/ Daniel J. Booth Daniel J. Booth Secretary	By:/s/ C. Taylor Pickett C. Taylor Pickett Chief Executive Officer